Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 14, 2018, with respect to the consolidated balance sheets of The First Bancorp, Inc. and Subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report on Form 10-K of The First Bancorp, Inc.

We also consent to the reference under the heading "Experts" in the Prospectus included in this Registration Statement.

/s/ Berry Dunn McNeil & Parker, LLC
Bangor, Maine
June 1, 2018